NUVEEN FUNDS

 10f-3 Form
Record of Securities Purchased Under the Rule 10f-3 Procedures

1.
Name of Purchasing Fund:
<c>Nuveen Tax Advantaged Total Return Strategy Fund  &
<c>Nuveen Tax Advantaged Dividend Growth Fund
2.
Issuer/ Security:
<c>Wachovia
3.
Date of Purchase:
<c>December 18, 2007
4.
Underwriter from whom purchased:
<c>Wachovia
5.
Other selling syndicate members
<c>Wachovia, Citigroup,
Merrill Lynch & Co., UBS
Investment Bank, Banc of
America Securities, Fifth
Third Securities, Inc

<c>Lehman Brothers, RBS Greenwich Capital, Barclays
Capital, Goldman, Sachs & Co., National City Capital
Markets, Sandler ONeill & Partners, L.P., Cabrera
Capital Markets, LLC, ING Wholesale Banking, Ramirez
& Co, Inc., The Williams Capital Group, L.P., Deutsche
Bank Securities, KeyBanc Capital Markets, RBC Capital
Markets, Wells Fargo Securities, Morgan Stanley

6.
Name of Affiliated Broker-Dealer (as defined in the Rule
10f-3 procedures) managing or participating in syndicate:
<c>Merrill Lynch
7.
Aggregate principal amount of purchase:
<c>$1,875,000
8.
Aggregate principal amount of offering:
<c>$2,000,000,000

Aggregate purchase as a % of the offering:
<c>0.09375%
9.
Purchase Price (Net of fees and expenses):
<c>$25.00
10.
Date offering commenced:
<c>12/18/07
11.
Offering price at close of first full business day after offering commenced:
<c>$25.10
12.
Commission, spread or profit:
<c>3.15%


<c>$59,062.5




Have the following conditions been satisfied:



a.
The securities are to be purchased as (at least one must be checked Yes)
<c>Yes

<c>No

(i) part of an issue registered under the Securities Act of 1933, which is being offered to the public;
<c>X


(ii)part of an issue of government securities, as defined in Section
2(a)(16) of the 1940 Act;


(iii) Eligible Municipal Securities as defined in Rule 10f-3 under the Investment Company Act of 1940 (Rule 10f-3);



(iv) securities sold in an Eligible Foreign Offering as defined in Rule 10f-3; or


(v) securities sold in an Eligible Rule 144A Offering as defined in Rule10f-3.






b.
The securities were purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in the offering
(or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated).
<c>X






c.
The underwriters are committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering.
<c>X






d.
The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
<c>X






e.
(i) In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation of not less than three years (including the operations of predecessors), or
(ii) in respect of any municipal securities, the issue of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including the operations of any predecessors), it has received one of the three highest ratings from at least one such rating service.
<c>X






f.
The amount of securities of any class of such issue to be purchased by the Fund, aggregated with (1) purchases by any other investment company advised by the investment adviser to the Fund and/or the investment sub-adviser to the Fund and (2) any purchase by another account with respect to which the investment adviser or investment sub-adviser has investment discretion if the investment adviser or investment sub-adviser exercised investment discretion with respect to the purchase, did not exceed: (1) if purchased in an offering other than an Eligible
Rule 144A Offering, 25 percent of the principal amount of the offering of such class; or (2) if purchased in an Eligible Rule
144A Offering, 25 percent of the total of: (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1) under the 1933 Act, plus (ii) the principal amount of the offering of such class in any concurrent public offering. Attach a list of all funds and separately managed accounts advised by the investment adviser or investment sub-adviser that purchased the security during the underwriting. (If the aggregate purchase is >25% of the offering, the transaction is prohibited).
<c>X






g.
No Affiliated Broker-Dealer was a direct or indirect participant, or if such Affiliated Broker-Dealer was a direct or indirect participant, such Affiliated Broker Dealer did not benefit directly or indirectly from the purchase.
<c>X
